Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Trajectory Alpha Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1 (File No. 333-253967) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 26, 2021, except for Notes 6 and 7, to which the date is September 10, 2021, with respect to our audit of the financial statements of Trajectory Alpha Acquisition Corp. as of February 11, 2021 and for the period from February 1, 2021 (inception) through February 11, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

September 10, 2021